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                                                                    EXHIBIT 99.1

                                     FORM OF

              SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION

                                       OF

                             OGLEBAY NORTON COMPANY

                    (EFFECTIVE AS OF _________________, 2004)

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FIRST: The name of the Corporation shall be Oglebay Norton Company.

SECOND: The location of the principal office of the Corporation in the State of Ohio shall be in Cleveland, Cuyahoga County, Ohio.

THIRD: The purpose for which the Corporation is formed is to engage in any lawful act or activity for which corporations may be formed under Sections 1701.01 through 1701.98, inclusive, of the Ohio Revised Code.

FOURTH: The maximum number of shares the Corporation is authorized to have outstanding is One Hundred Twenty Million (120,000,000) shares, consisting of the following:

            (a) Thirty Million (30,000,000) shares of serial preferred stock, par value $0.01 per share ("PREFERRED STOCK"); and

            (b) Ninety Million (90,000,000) shares of common stock, par value $0.01 per share ("COMMON STOCK").

The Board shall be authorized hereby to exercise all powers now or hereafter permitted by law providing rights to the Board to adopt amendments to these Second Amended and Restated Articles of Incorporation to fix or change the express terms of any unissued or treasury shares of any class, including, without limiting the generality of the foregoing: division of such shares into series and the designation and authorized number of shares of each series; voting rights of such shares; dividend or distribution rate; dates of payment of dividends or distributions and the dates from which they are cumulative; liquidation price; redemption rights and price; sinking fund requirements; conversion rights; and restrictions on the issuance of shares of the same series or any other class or series; all as may be established by resolution of the Board from time to time (collectively, including the terms of the Series A Convertible Preferred Stock set forth in Division A to this Article FOURTH, a "PREFERRED STOCK DESIGNATION").

                                   DIVISION A

                      SERIES A CONVERTIBLE PREFERRED STOCK,
                                 $0.01 PAR VALUE

      1. DEFINITIONS. For purposes of this Division, the following definitions shall apply:

      "ACTUAL LIQUIDATION" shall mean an actual liquidation or other winding-up of the Corporation yielding a dissolution thereof of the nature effected under
Section 1701.86 of the Ohio General Corporation Law; provided, however, that an Actual Liquidation shall not be deemed to result solely from (i) any merger, consolidation, business combination, reorganization, recapitalization or similar action with respect to the Corporation or (ii) any sale, lease or other disposition of the assets of the Corporation.

      "AFFIDAVIT OF LOSS" has the meaning set forth in Section 6(a)(ii) of this Division.

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      "ARTICLES" shall mean these Second Amended and Restated Articles of
Incorporation of the Corporation.

      "BOARD" shall mean the Board of Directors of the Corporation; where any consent, approval or action is required by the Board hereunder and the authority of the Board with respect to such consent, approval or action has been delegated to a committee of the Board, in accordance with applicable law, the consent, approval or action by such committee shall satisfy such requirement for purposes hereof.

      "BUSINESS DAY" shall mean any day other than a Saturday, Sunday or a day on which banking institutions in the State of Ohio are authorized or obligated by law or executive order to close.

      "CAPITAL STOCK" shall mean (i) with respect to any Person that is a corporation or company, any and all shares, interests, participations or other equivalents (however designated) of capital or capital stock of such Person and
(ii) with respect to any Person that is not a corporation or company, any and all partnership or other equity interests of such Person.

      "CLOSING SALE PRICE," when used with reference to shares of the Common Stock or other securities on any date, shall mean: (i) the last sale price on such day on the principal stock exchange or The NASDAQ National Market on which such Common Stock is then listed or admitted to trading; or (ii) if no sale takes place on such day on any such exchange or market or if the Common Stock is not listed or admitted to trading on a principal stock exchange or The NASDAQ National Market, the average of the bid and asked prices for the Common Stock as furnished for such day by NASDAQ, or, if not furnished by NASDAQ, by any New York Stock Exchange, Inc. member firm regularly making a market in the Common Stock and selected for such purpose by the Corporation. If the Common Stock or other securities are not listed and traded in a manner that the quotations referred to above are available for the period required hereunder, the Closing Sale Price shall be deemed to be the Fair Market Value of such Common Stock or other security.

      "COMMON STOCK" shall mean the common stock, $.01 par value per share, of the Corporation and any shares or capital stock for or into which such common stock hereafter is exchanged, converted, reclassified or recapitalized by the Corporation or pursuant to an agreement to which the Corporation is a party.

      "COMMON STOCK DERIVATIVE" shall mean any option, right, obligation, instrument or security of the Corporation which is convertible into or exercisable or exchangeable for Common Stock of the Corporation.

      "CONSTITUENT PERSON" has the meaning set forth in Section 6(d) of this Division.

         "CONVERSION DATE" has the meaning set forth in Section 6(a)(v) of this Division.

      "CONVERSION PRICE" shall mean the conversion price per share of Common Stock for which the shares of Series A Convertible Preferred Stock are convertible, as such Conversion Price may be adjusted pursuant to Section 6. The initial conversion price shall be $10.00.

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      "CONVERSION SHARES" has the meaning set forth in Section 6(c)(iv) of this
Division.

      "CONVERTIBLE PREFERRED STOCK DIRECTOR NUMBER" has the meaning set forth in
Section 7(d)(i) of this Division.

      "CORPORATION" shall mean Oglebay Norton Company, an Ohio corporation.

      "CREDIT FACILITY" has the meaning set forth in Section 7(b)(vii) of this Division.

      "CURRENT MARKET PRICE," when used with reference to shares of Common Stock or other securities on any date, shall mean the average of the Closing Sale Price for the 30 consecutive Trading Days preceding such date (subject to equitable adjustment in the event of any stock dividends, splits, reverse splits, combinations, reclassifications and similar actions).

      "DEPOSITARY" shall mean DTC or any successor depositary.

      "DERIVATIVE SECURITY" shall mean any option, right, obligation, instrument or security of the Corporation which is convertible into or exercisable or exchangeable for Capital Stock of the Corporation.

      "DISTRIBUTED PROPERTY" has the meaning set forth in Section 6(c)(v) of this Division.

      "DISTRIBUTION DATE" has the meaning set forth in Section 6(c)(iv) of this Division.

      "DIVIDEND PAYMENT DATE" shall mean the last day of March, June, September and December; provided, however, that if any Dividend Payment Date falls on any day other than a Business Day, the dividend payment due on such Dividend Payment Date shall be paid on the Business Day immediately following such Dividend Payment Date.

      "DIVIDEND PERIODS" shall mean the quarterly dividend periods commencing on and including the last day of March, June, September and December of each year and ending on and including the date before the next Dividend Payment Date of such year, respectively (other than the initial Dividend Period, which shall commence on the Original Issue Date and end on and include December 30, 2004).

      "DIVIDEND RATE" shall mean ___% per annum.

      "DIVIDEND RECORD DATE" shall mean, with respect to a Dividend Payment Date, the close of business on the 15th calendar day prior thereto.

      "DIVISION" means this Division of Article FOURTH of these Articles.

      "DTC" shall mean The Depository Trust Company.

      "EX-DIVIDEND DATE" has the meaning set forth in Section 6(c)(v) of this Division.

      "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended.

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      "FAIR MARKET VALUE" shall mean, with respect to any security or asset, the amount that a willing buyer would pay an unaffiliated willing seller in an arm's-length transaction to acquire ownership of such asset, with neither being under any compulsion to buy or sell, and both having reasonable knowledge of all relevant facts and taking into account all relevant circumstances and information, including market treatment of similar businesses, historical operating results and projections for future periods, as determined in good faith by the Board.

      "ISSUE DATE" shall mean, with respect to a share of Series A Convertible Preferred Stock, the date on which such share of the Series A Convertible Preferred Stock is issued and sold.

      "JUNIOR STOCK" shall mean all shares of Capital Stock of the Corporation in respect of which the rights of the holders thereof both as to payment of dividends and as to distributions in the event of a voluntary or involuntary liquidation, dissolution of winding up of the Corporation are junior and subordinate to the rights of the holders of Series A Convertible Preferred Stock.

      "LIQUIDATION PREFERENCE" shall mean $10.00 per share, as adjusted in accordance with the provisions herein.

      "NON-ELECTING SHARE" has the meaning set forth in Section 6(d) of this Division.

      "ORIGINAL ISSUE DATE" shall mean the date of the original issuance of shares of Series A Convertible Preferred Stock.

      "PARITY STOCK" shall mean all shares of Capital Stock of the Corporation in respect of which the rights of the holders thereof (i) are not given preference over the rights of the holders of Series A Convertible Preferred Stock either as to the payment of dividends or as to distributions in the event of a voluntary or involuntary liquidation, dissolution or winding up of the Corporation and (ii) either as to the payment of dividends or as to distributions in the event of a voluntary or involuntary liquidation, dissolution or winding up of the Corporation, or as to both, rank on parity (except as to the amounts fixed therefor) with the rights of the holders of Series A Convertible Preferred Stock.

      "PERSON" shall mean any individual, firm, corporation, partnership, limited partnership, limited liability company or other entity, and shall include any successor (by merger or otherwise) of such entity.

      "PLAN" shall mean the second amended joint plan of reorganization filed as modified by the Corporation and all of its direct and indirect wholly-owned subsidiaries with the United States Bankruptcy Court for the District of Delaware on July 30, 2004, as may be amended.

      "REDEMPTION DATE" shall mean a date that is fixed for redemption of the Series A Convertible Preferred Stock by the Corporation in accordance with
Section 8 of this Division.

      "REDEMPTION NOTICE" has the meaning set forth in Section 8(b)(i) of this Division.

      "REDEMPTION PRICE" shall mean the following applicable redemption price, plus, without duplication, accrued and unpaid dividends, if any, up to, but excluding, the date fixed for redemption:

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            (1)   on or after the first anniversary of the effective date of the
                  Plan until, but excluding, the second anniversary of the effective date of the Plan, 110% of the then effective Liquidation Preference per share;

            (2) on or after the second anniversary of the effective date of the Plan, until, but excluding, the third anniversary of the effective date of the Plan, 108% of the then effective Liquidation Preference per share;

            (3) on or after the third anniversary of the effective date of the Plan, until, but excluding, the fourth anniversary of the effective date of the Plan, 106% of the then effective Liquidation Preference per share; and

            (4) on or after the fourth anniversary of the effective date of the Plan, 104% of the then effective Liquidation Preference per share;

provided, however, that if the Redemption Date shall occur after a Dividend Record Date and on or before the related Dividend Payment Date, the Redemption Price shall not include the dividend payment to be made on that Dividend Payment Date.

      "REFINANCING INDEBTEDNESS" has the meaning set forth in Section 7(b)(vii) of this Division.

      "REQUIRED HOLDERS" shall mean the holders of at least a majority of the outstanding shares of Series A Convertible Preferred Stock.

      "SENIOR STOCK" shall mean all shares of Capital Stock of the Corporation in respect of which the rights of the holders thereof either as to the payment of dividends or as to distributions in the event of a voluntary or involuntary liquidation, dissolution or winding up of the Corporation, or as to both, are given preference over the rights of the holders of Series A Convertible Preferred Stock.

      "SERIES A CONVERTIBLE PREFERRED STOCK" shall mean the [14.25%] Series A Convertible Preferred Stock, $0.01 par value per share, of the Corporation.

      "SET APART FOR PAYMENT" shall be deemed to include, without any action by the Corporation other than the following, the recording by the Corporation in its accounting ledgers of any accounting or bookkeeping entry which indicates, pursuant to an authorization of dividends or other distribution by the Board, the allocation of funds or Capital Stock of the Corporation to be so paid on any series or class of Capital Stock of the Corporation.

      "TRADING DAY" shall mean a Business Day or, if the Common Stock is listed or admitted to trading on any national securities exchange or NASDAQ market, a day on which such exchange or market is open for the transaction of business.

      "TRANSACTION" has the meaning set forth in Section 6(d) of this Division.

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      "TRANSFER AGENT" shall mean National City Bank, N.A. or such other agent or agents of the Corporation as may be designated by the Board or its designee as the transfer agent for the Series A Convertible Preferred Stock.

      2. DESIGNATION; NUMBER OF SHARES. Of the 30,000,000 shares of Preferred Stock authorized, 8,500,000 shares shall be designated as a series entitled "Series A Convertible Preferred Stock."

      3. RANKING. The Series A Convertible Preferred Stock shall, with respect to the payment of dividends and distributions in the event of the Corporation's voluntary or involuntary liquidation, winding up or dissolution, rank senior to the Junior Stock, on parity with all Parity Stock and junior to all Senior Stock.

      4. DIVIDENDS.

            (a) So long as any shares of Series A Convertible Preferred Stock shall be outstanding, the holders of such Series A Convertible Preferred Stock shall be entitled to receive out of the Corporation's assets legally available therefor, when, as and if declared by the Board, preferential dividends at a rate per annum equal to the Dividend Rate on the then effective Liquidation Preference per share hereunder, payable for each Dividend Period. Subject to
Section 6(a)(iv) of this Division, such dividends with respect to each share of Series A Convertible Preferred Stock shall begin to accumulate and be fully cumulative on a daily basis from the Issue Date of such share, whether or not authorized or declared by the Board and whether or not in any Dividend Period or Dividend Periods there shall be assets of the Corporation legally available for the payment of such dividends, and shall be payable quarterly as set forth in paragraph (b) below in arrears on Dividend Payment Dates or such other dates as contained herein, commencing on the first Dividend Payment Date after the Issue Date of such share of Series A Convertible Preferred Stock.

            (b) Until the third anniversary of the Issue Date, the amount payable as dividends on each Dividend Payment Date, whether or not authorized and declared by the Board, automatically shall be deemed paid by accreting and adding the amount of the per share dividend to the Liquidation Preference of each share of Series A Convertible Preferred Stock as of the end of the Dividend Period to which such dividend relates and thereafter remain a part thereof. From and after the third anniversary of the Issue Date, the amount payable as dividends on such Dividend Payment Date shall be payable in cash, unless the Corporation is prohibited under statutory law or by the terms of the Credit Facility or Refinancing Indebtedness from paying cash dividends. After the third anniversary of the Issue Date, if any dividend on any Dividend Payment Date is not delivered or authorized and paid in full in cash on such Dividend Payment Date, the amount payable on such Dividend Payment Date automatically shall be deemed paid as set forth in the first sentence of this paragraph (b).

            (c) Each dividend shall be payable in arrears to the holders of record of Series A Convertible Preferred Stock, as they appear on the stock books of the Corporation at the close of business on the applicable Dividend Record Date. All dividends paid with respect to shares of Series A Convertible Preferred Stock pursuant to Section 4(a), and, if applicable, Section 4(f)

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hereof shall be paid pro rata to the holders thereof. Dividend payments shall be aggregated per holder and shall be made to the nearest cent (with $.005 being rounded upward).

            (d) The amount of dividends payable per share of Series A Convertible Preferred Stock for each full Dividend Period shall be computed by dividing the annual dividend amount by four. The amount of dividends payable for the initial Dividend Period, or any other period shorter or longer than a full Dividend Period, on the Series A Convertible Preferred Stock shall be computed on the basis of twelve 30-day months and a 360-day year.

            (e) So long as any shares of Series A Convertible Preferred Stock shall be outstanding: (i) no dividend whatsoever shall be paid or declared, no distribution shall be made and no funds or Capital Stock of the Corporation therefor shall be set apart for payment on account of any class or series of Junior Stock (other than (A) dividends payable solely in shares of Junior Stock paid to the holders of Junior Stock and (B) dividends paid or distributions made on any preferred Junior Stock by accreting and adding the amount of the per share dividend to the liquidation preference of each share of Junior Stock, in each case in accordance with the designated terms of such Junior Stock); and
(ii) no shares of Junior Stock shall be purchased, redeemed, retired or otherwise acquired by the Corporation or any subsidiary of the Corporation and no funds or Capital Stock of the Corporation shall be set apart for payment or paid into or made available for a sinking fund for the purchase, redemption, retirement or acquisition thereof; provided, however, that the restrictions set forth in this sentence shall not apply to the purchase or other acquisition of Junior Stock either (A) pursuant to any employee or director incentive or benefit plan or arrangement (including any employment, severance or consulting agreement) of the Corporation or any subsidiary of the Corporation heretofore or hereafter adopted by the Board, (B) in exchange solely for Junior Stock or (C) any purchase or redemption consented to by the Required Holders in accordance with Section 7(b)(vi) of this Division.

            (f) In addition to all dividends provided above, the holders of Series A Convertible Preferred Stock shall be entitled to receive an additional dividend in an amount equal to the amount by which (i) the aggregate amount of dividends that would have been received by the holders of Series A Convertible Preferred Stock in any Dividend Period if the holders' Series A Convertible Preferred Stock had been converted at the beginning of such Dividend Period into shares of Common Stock at the Conversion Price exceeds (ii) the aggregate Series A Convertible Preferred Stock dividend amount accrued or received in such Dividend Period pursuant to Section 4(a) and Section 4(b); provided, however, that any dividend for which an adjustment to the Conversion Price is made pursuant to Section 6(c) hereof shall not be deemed a dividend for purposes of this Section 4(f) or otherwise give rise to any rights under this Section 4(f). Any such excess shall be payable to the holders of Series A Convertible Preferred Stock in the form of cash.

            (g) Any reference to "distribution" in this Section 4 shall not be deemed to include any distribution made in connection with any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

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      5. LIQUIDATION RIGHTS.

            (a) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of Series A Convertible Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its shareholders, whether such assets are capital, surplus, earnings or otherwise, before any payment or declaration and setting apart for payment of any amount shall be made in respect of any shares of Junior Stock, an amount with respect to each share of Series A Convertible Preferred Stock outstanding equal to the then effective Liquidation Preference per share for such shares plus all declared or accrued and unpaid dividends in respect thereof to the date of final distribution.

            (b) If upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the assets to be distributed among the holders of Series A Convertible Preferred Stock shall be insufficient to permit the payment to such shareholders of the full preferential amounts thereof, then the entire assets of the Corporation to be distributed shall be distributed ratably among the holders of Series A Convertible Preferred Stock, based on the full preferential amounts for the number of shares of Series A Convertible Preferred Stock held by each holder.

            (c) After payment to the holders of Series A Convertible Preferred Stock of the amounts set forth in Section 5(a) hereof, the entire remaining assets and funds of the Corporation legally available for distribution, if any, shall be distributed among the holders of any Capital Stock entitled to a preference over the Common Stock in accordance with the terms thereof and, thereafter, to the holders of Common Stock.

            (d) Notwithstanding this Section 5, the holders of shares of Series A Convertible Preferred Stock shall participate in distributions to holders of Common Stock upon any liquidation, dissolution or winding up of the Corporation but only to the extent that the holders of shares of Series A Convertible Preferred Stock receive aggregate distributions equal to the greater of (i) the then effective Liquidation Preference plus all declared or accrued and unpaid dividends in respect thereof to the date of final distribution and (ii) the amounts that such holders would have received if all of the then outstanding shares of Series A Convertible Preferred Stock had been converted into Common Stock immediately prior to such liquidation, dissolution or winding up of the Corporation at the Conversion Price.

            (e) After payment of the full preferential amount to which the holders of the Series A Convertible Preferred Stock are entitled pursuant to this Section 5, such holders shall not be entitled to any additional distribution of assets of the Corporation.

            (f) For purposes of this Section 5, any merger, consolidation, business combination, reorganization or recapitalization of the Corporation that results in the transfer of 50% or more of the outstanding voting power of the Corporation, any sale, lease or other disposition of all or substantially all of the assets of the Corporation, or any other form of corporate reorganization in which 50% or more of the outstanding shares of any class or series of Capital Stock of the Corporation are exchanged for or converted into cash, securities of another business organization or property shall not be deemed a liquidation, dissolution or winding up of

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the Corporation; provided, however, if the aggregate amount of cash receivable in exchange for or upon conversion of the Series A Convertible Preferred Stock in connection with a cash merger or other cash transaction would be less than the then effective Liquidation Preference, then the cash merger or other cash transaction shall be considered a liquidation, dissolution or winding up subject to this Section 5.

      6. CONVERSION. Series A Convertible Preferred Stock shall be subject to conversion, at the option of the holder, into shares of Common Stock, as follows:

            (a) Optional Conversion Right. (i) Subject to and upon compliance with the provisions of this Section 6, a holder of Series A Convertible Preferred Stock shall have the right, at his, her or its option, at any time prior to the close of business on the fifth Business Day prior to the Redemption Date, to convert all or any part of such shares into the number of fully paid and non-assessable shares of Common Stock obtained by dividing the then effective Liquidation Preference of such shares by the Conversion Price (as in effect at the time and on the date provided for in paragraph (v) of this Section 6(a)).

                  (ii) In order to exercise such conversion right, the holder of each share of Series A Convertible Preferred Stock to be converted (A) shall surrender the certificate representing such share, duly endorsed or assigned to the Corporation or in blank, at the office of the Transfer Agent, or (B) shall deliver written notice to the Corporation or the Transfer Agent that such certificate has been lost, stolen or destroyed and executes an agreement (an "AFFIDAVIT OF LOSS") satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates, and, in either case, accompanied by written notice to the Corporation that the holder thereof elects to convert such Series A Convertible Preferred Stock and, in either case, if required by Section 6(a)(iv), funds equal to the dividend payable on the Dividend Payment Date. Unless the shares of Common Stock issuable on conversion are to be issued in the same name as the name in which such Series A Convertible Preferred Stock is registered, each share surrendered for conversion shall be accompanied by instruments of transfer, in form reasonably satisfactory to the Corporation, duly executed by the holder or such holder's duly authorized attorney and an amount sufficient to pay any transfer or similar tax (or evidence reasonably satisfactory to the Corporation demonstrating that such taxes have been paid). The conversion of shares of the Series A Convertible Preferred Stock not represented by physical certificates will be effected through the facilities of the Depositary.

                  (iii) As promptly as practicable, but in any event within five Business Days following the Conversion Date, the Corporation shall issue and shall deliver at such office to such holder, or on his or her written order, a certificate or certificates for the number of full shares of Common Stock issuable upon the conversion of such shares in accordance with provisions of this Section 6, and any fractional interest in respect of a share of Common Stock arising upon such conversion shall be settled as provided in Section 6(b) hereof. Upon conversion of only a portion of the number of shares covered by a certificate representing shares of Series A Convertible Preferred Stock surrendered for conversion, the Corporation shall issue and deliver to, or upon the written order of, the holder of the certificate so surrendered for conversion, at the expense of the Corporation, a new certificate covering the number of shares of Series A Convertible Preferred Stock representing the unconverted portion of the certificate so surrendered, which new certificate shall entitle the holder thereof to the rights of the shares of

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Series A Convertible Preferred Stock represented thereby to the same extent as if the certificate theretofore covering such unconverted shares had not been surrendered for conversion.

                  (iii) (A) If a holder of shares of Series A Convertible Preferred Stock exercises conversion rights, upon delivery of the shares for conversion, such shares will cease to accumulate dividends as of the end of the day immediately preceding the Conversion Date. On conversion of the Series A Convertible Preferred Stock, except for conversion during the period beginning after the close of business on any Dividend Record Date corresponding to a Dividend Payment Date to before the opening of business on such Dividend Payment Date, in which case the holder on such Dividend Record Date shall receive the dividends payable on such Dividend Payment Date, accumulated and unpaid dividends on the converted share of Series A Convertible Preferred Stock shall be cancelled and the Conversion Price will not be adjusted for any dividends so cancelled. Shares of the Series A Convertible Preferred Stock surrendered for conversion after the close of business on any Dividend Record Date for the payment of dividends declared and before the opening of business on the Dividend Payment Date corresponding to that Dividend Record Date must be accompanied by a payment to the Corporation in cash of an amount equal to the dividend payable in respect of those shares on such Dividend Payment Date, whether such dividend is paid in cash or by accretion of the Liquidation Preference. A holder of shares of the Series A Convertible Preferred Stock on a Dividend Record Date who converts such shares into Common Stock on the corresponding Dividend Payment Date shall be entitled to receive the dividend payable on such shares of the Series A Convertible Preferred Stock on such Dividend Payment Date, and such holder need not include payment to the Corporation of the amount of such dividend upon surrender of shares of the Series A Convertible Preferred Stock for conversion.

                  (B) Notwithstanding the foregoing, if shares of the Series A Convertible Preferred Stock are converted during the period beginning after the close of business on any Dividend Record Date and ending before the opening of business on the corresponding Dividend Payment Date and the Corporation has called such shares of the Series A Convertible Preferred Stock for redemption during such period, then, the holder who tenders such shares for conversion shall receive the dividend payable on such Dividend Payment Date and need not include payment of the amount of such dividend upon surrender of shares of the Series A Convertible Preferred Stock for conversion.

                  (v) Each conversion shall be deemed to have been effected immediately following the close of business on the date on which the certificates for Series A Convertible Preferred Stock shall have been surrendered or Affidavits of Loss delivered and such notice and payment of all required transfer taxes and dividends received by the Corporation as aforesaid (the "CONVERSION DATE"), and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby at such time on the Conversion Date and such conversion shall be at the Conversion Price in effect on the Conversion Date unless the stock books of the Corporation shall be closed for transfer on that date, in which event such person or persons shall be deemed to have become such holder or holders of record at the close of business on the next succeeding day on which such register of shareholders is open, but such conversion shall be at the Conversion Price in effect on the Conversion Date. On the Conversion Date, all rights with respect to the shares of the Series A Convertible Preferred Stock so converted, including the rights, if any, to receive notices, will terminate except only the rights of holders thereof to receive physical certificates (if applicable) for the number of whole shares of Common Stock into which such shares of

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the Series A Convertible Preferred Stock have been converted and cash in lieu of any fractional share as provided in Section 6(b), and exercise the rights to which they are entitled as holders of Common Stock.

            (b) No Fractional Shares. No fractional shares or scrip representing fractions of shares of Common Stock shall be issued upon conversion of shares of Series A Convertible Preferred Stock. Instead of any fractional interest in a share of Common Stock that would otherwise be deliverable upon the conversion of a share of Series A Convertible Preferred Stock, the Corporation shall pay to the holder of such share an amount in cash based upon the Current Market Price of Common Stock on the Trading Day immediately preceding the Conversion Date. If more than one share shall be surrendered for conversion pursuant to Section 6(a) at one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series A Convertible Preferred Stock so surrendered.

            (c) Conversion Price Adjustments. The Conversion Price shall be adjusted from time to time as follows:

                  (i) (A) If at any time after the Original Issue Date, the Corporation shall issue or sell shares of Common Stock or any Common Stock Derivative without consideration or at a consideration per share of Common Stock, calculated by including the aggregate proceeds to the Corporation upon issuance and any additional consideration payable to the Corporation upon any such conversion, exchange or exercise (in each case before deduction of any discounts, commissions, fees and other expenses of issuance and marketing), that is less than either the Conversion Price in effect on the day immediately preceding such issuance or the Current Market Price of Common Stock as of the opening of business on the date of issuance, then, and thereafter, successively upon each such issuance or sale, the Conversion Price in effect at the close of business on the day immediately preceding such issuance shall be adjusted, effective as of the time of such issuance, to equal the price determined by multiplying (A) the Conversion Price in effect at the close of business on the day immediately preceding such issuance by (B) a fraction, the numerator of which shall be the sum of (1) the number of shares of Common Stock outstanding immediately prior to such issuance and (2) the number of shares that the aggregate proceeds to the Corporation from such issuance (including any additional consideration per share of Common Stock payable to the Corporation upon any such conversion, exchange or exercise (before deduction of any discounts, commissions, fees and other expenses of issuance and marketing)) would purchase at such Conversion Price or Current Market Price, as the case may be, and the denominator of which shall be the sum of (1) the number of shares of Common Stock outstanding immediately prior to such issuance and (2) the number of additional shares of Common Stock issued or subject to issuance upon the conversion, exchange or exercise of such securities issued.

                  (B) For the purposes of any computation to be made in accordance with the provisions of this Section 6(c)(i), the following shall be applicable:

                        (1) For the purposes of this Section 6(c)(i), the issuance by the Corporation of Common Stock Derivatives shall be deemed to involve the immediate issuance of the maximum number of shares of Common Stock issuable upon the conversion, exchange or exercise of such securities for a consideration equal to the minimum aggregate consideration receivable by the Corporation upon such conversion, exchange or exercise. In the event that securities are issued by the Corporation that result in an adjustment to the Conversion Price pursuant to this
                        Section 6(c)(i) and such securities are not converted, exchanged or exercised prior to the expiration of the right of the holders of such securities to effect any such action, then immediately upon such expiration the Conversion Price shall be recomputed (but such redetermination shall not affect the Conversion Price of any shares of Series A Convertible Preferred Stock that have been converted prior to such expiration) and effective immediately upon such expiration shall be increased to the price which it would have been (but reflecting any other adjustments in the Conversion Price made pursuant to the other provisions of this Section 6(c) after the issuance of such securities) had such adjustment to the Conversion Price not been made. For purposes of this Section 6(c)(i), if shares are issued for consideration all or part of which is other than cash, the value of such non-cash consideration shall be deemed to be (A) if such non-cash consideration consists of securities, the Current Market Price of such securities or (B) if such non-cash consideration is other than securities, the Fair Market Value thereof. The reclassification of securities other than Common Stock into Common Stock shall be deemed to involve the issuance for a consideration other than cash of such Common Stock immediately prior to the close of business on the date fixed for the determination of security holders entitled to receive such Common Stock.

                        (2) The provisions of this Section 6(c)(i) shall not be applicable to: (i) any issuance for which an adjustment to the Conversion Price is provided under any other subclause of this Section 6(c), (ii) any issuance of shares of Common Stock upon actual exercise, exchange or conversion of any Common Stock Derivative if the Conversion Price was fully and properly adjusted at the time such securities were issued or if no such adjustment was required hereunder at the time such securities were issued, (iii) the issuance of additional Series A Convertible Preferred Stock at a per share price equal to or greater than the Liquidation

                        Preference or the issuance of shares of Common Stock upon conversion of outstanding Series A Convertible Preferred Stock, (iv) the issuance of Common Stock Derivatives or restricted shares of Common Stock to employees, directors or consultants of the Corporation or its subsidiaries pursuant to management or director incentive plans or stock compensation plans as in effect on or prior to the Original Issue Date or approved by the affirmative vote of a majority of the Board after the Original Issue Date, including any employment, severance or consulting agreements, or the issuance of shares of Common Stock upon the exercise of such Common Stock Derivative, (v) the issuance of shares of Common Stock as consideration for an arm's-length acquisition of a business or assets from unaffiliated third parties,
                        (vi) the issuance of shares of Common Stock to unaffiliated third parties in a firmly committed underwritten public offering, or (vii) the issuance of shares of Common Stock pursuant to a dividend reinvestment plan.

                        (3) All shares of Common Stock issued and all shares of Common Stock reserved for issuance pursuant to any outstanding Common Stock Derivatives (including the Series A Convertible Preferred Stock but not including any shares reserved for issuance for purposes of accreting dividends not yet accumulated) deemed not to constitute an issuance pursuant to Section 6(c)(i)(B)(2) shall nevertheless be deemed to be outstanding for all computations pursuant to this Section 6(c)(i) until such shares and Common Stock Derivatives are no longer outstanding or such Common Stock Derivative shall expire, as applicable, while the number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation, and the disposition of such shares shall be considered an issue or sale of Common Stock, for the purposes of this Section 6(c)(i).

                  (ii) If the Corporation shall after the Original Issue Date pay a dividend or make a distribution on the Common Stock or any other Junior Stock in the form of an issue of Capital Stock or any security convertible into or exercisable or exchangeable for Capital Stock, then the Conversion Price in effect at the opening of business on the Business Day next following the date fixed for the determination of shareholders entitled to receive such dividend or distribution shall be adjusted to equal the price determined by multiplying (A) the Conversion Price in effect immediately prior to the opening of business on the Business Day next following the date fixed for such determination by (B) a fraction, the numerator of which shall be the number of shares of Common Stock outstanding on the close of business on the date fixed for such determination and the denominator of which shall be the sum of (1) the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination and (2) the number of shares of Common Stock constituting such dividend or distribution, including the number of additional shares of Common Stock issuable pursuant to such convertible, exercisable or exchangeable securities. Such adjustment shall become effective immediately after the opening of business on the day next following such record date (except as provided in Section 6(f) hereof). If any dividend or distribution of the type described in this Section 6(c)(ii) of this Division is declared but not so paid or made, the Conversion Price shall again be adjusted to the Conversion Price that would then be in effect if such dividend or distribution had not been declared.

                  (iii) If the Corporation shall after the Original Issue Date
(A) subdivide its outstanding shares of Common Stock into a greater number of shares, (B) combine its outstanding shares of Common Stock into a smaller number of shares or (C) issue any Capital Stock by reclassification of its Common Stock, the Conversion Price in effect at the opening of business on the Business Day next following the day on which such subdivision, combination or reclassification becomes effective shall be adjusted so that the holder of any Series A Convertible Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of such securities that such holder would have owned or have been entitled to receive after the happening of any of the events described above as if such Series A Convertible Preferred Stock had been converted immediately prior to the effective date of such subdivision, combination or reclassification. An adjustment made pursuant to this Section 6(c)(iii) shall become effective immediately prior to the opening of business on the Business Day next following the effective date.

                  (iv) If the Corporation shall after the Original Issue Date issue Derivative Securities to all holders of Common Stock or any other class or series of Capital Stock of the Corporation entitling them to subscribe for or purchase shares of Common Stock or Derivative Securities at a price per share of Common Stock, calculated by including the aggregate proceeds to the Corporation upon issuance and any additional consideration payable to the Corporation upon any such conversion, exchange or exercise (in each case before deduction of any discounts, commissions, fees and other expenses of issuance and marketing), that is less than either the Conversion Price in effect on the day immediate preceding such issuance or the Current Market Price per share of Common Stock on the date fixed for the determination of shareholders entitled to receive such Derivative Securities, other than issuances of such Derivative Securities if the holder of Series A Convertible Preferred Stock would be entitled to receive such Derivative Securities upon conversion at any time of shares of the Series A Convertible Preferred Stock into Common Stock and issuances that are subject to certain triggering events (until such time as such triggering events occur), then the Conversion Price in effect at the opening of business on the Business Day next following such record date shall be adjusted to equal the price determined by multiplying (A) the Conversion Price in effect immediately prior to the opening of business on the Business Day next following the date fixed for such determination by (B) a fraction, the numerator of which shall be the sum of
(1) the number of shares of Common Stock outstanding on the close of business on the date fixed for such determination and (2) the number of shares that the aggregate proceeds to the Corporation from the exercise of such Derivative Securities for shares of Common Stock or Derivative Securities would purchase at such Conversion Price or Current Market Price, as the case may be, and the denominator of which shall be the sum of (1) the number of shares of Common Stock outstanding on the close of business on the date fixed for such determination and (2) the number of additional shares of Common Stock or Derivative Securities offered for subscription or purchase pursuant to such Derivative Securities; provided, however, that if the Corporation distributes Derivative Securities (other than those referred to above in this Section 6(c)(iv)) pro rata to the holders of Common Stock, the Conversion Price shall not be subject to adjustment on account of any declaration, distribution or exercise of such Derivative Securities so long as (x) such Derivative Securities have not expired or been redeemed by the Corporation, and (y) the holder of any shares of the Series A Convertible Preferred Stock surrendered for conversion shall be entitled to receive upon such conversion, in addition to the shares of Common Stock then issuable upon such conversion (the "CONVERSION SHARES"), a number of Derivative Securities to be determined as follows: if such conversion occurs on or prior to the date for the distribution to the holders of Derivative Securities of separate certificates evidencing such Derivative Securities (the "DISTRIBUTION DATE"), the same number of Derivative Securities to which a holder of a number of shares of Common Stock equal to the number of Conversion Shares is entitled at the time of such conversion in accordance with the terms and provisions applicable to the Derivative Securities and if such conversion occurs after the Distribution Date, the same number of Derivative Securities to which a holder of the number of shares of Common Stock into which such shares of the Series A Convertible Preferred Stock was convertible immediately prior to such Distribution Date would have been entitled on such Distribution Date had such shares of the Series A Convertible Preferred Stock been converted immediately prior to such Distribution Date in accordance with the terms and provisions applicable to the Derivative Securities. Such adjustment shall become effective immediately after the opening of business on the day next following such record date (except as provided in Section 6(f) hereof). In determining whether any Derivative Securities entitle the holders of Common Stock to subscribe for or purchase Common Stock or Derivative Securities at such Conversion Price or Current Market Price, there shall be taken into account any consideration received by the Corporation upon issuance and upon exercise of such Derivative Securities, the value of such consideration, if other than cash, shall be deemed to be (A) if such non-cash consideration consists of securities, the Current Market of such securities or (B) if such non-cash consideration is other than securities, the Fair Market Value thereof. In case any Derivative Securities referred to in this Section 6(c)(iv) in respect of which an adjustment shall have been made shall expire unexercised after the same shall have been distributed or issued by the Corporation, the Conversion Price shall be readjusted at the time of such expiration to the Conversion Price that would have been in effect if no adjustment had been made on account of the distribution or issuance of such expired rights or warrants (but such redetermination shall not affect the Conversion Price of any Series A Convertible Preferred Stock that have been converted prior to such expiration).

                  (v) If the Corporation shall after the Original Issue Date distribute to all holders of its shares of Common Stock any class of Capital Stock of the Corporation or evidences of its indebtedness or assets (including securities, but excluding any Derivative Securities referred to in Section 6(c)(iv) of this Division, and excluding any dividend or distribution (x) paid exclusively in cash or (y) referred to in Section 6(c)(ii) of this Division) (any of the foregoing hereinafter in this Section 6(c)(v), called the "DISTRIBUTED PROPERTY"), then, in each such case (unless the Corporation elects to reserve such Distributed Property for distribution to the holders of Series A Convertible Preferred Stock upon the conversion of the Series A Convertible Preferred Stock so that any such holder converting Series A Convertible Preferred Stock will receive upon such conversion, in addition to the Common Stock to which such holder is entitled, the amount and kind of such Distributed Property that such holder would have received if such holder had converted its Series A Convertible Preferred Stock into Common Stock immediately prior to the record date for such distribution of the Distributed Property) the Conversion Price shall be adjusted so that it shall equal the price determined by multiplying (A) the Conversion Price in effect immediately prior to the close of business on the record date with respect to such distribution by (B) a fraction,

                        (1) the numerator of which shall be the Current Market Price per share of Common Stock on such record date less the Fair Market Value on the record date of the portion of the Distributed Property so distributed applicable to one share of Common Stock; and

                        (2) the denominator of which shall be the Current Market Price per share of Common Stock on such record date, such adjustment to become effective immediately prior to the opening of business on the Business Day next following such record date (except as provided in Section 6(f) hereof); provided that if the then Fair Market Value (as so determined) of the portion of the Distributed Property so distributed applicable to one share of Common Stock is equal to or greater than the Current Market Price on the record date, in lieu of the foregoing adjustment, adequate provision shall be made so that each holder of Series A Convertible Preferred Stock shall have the right to receive on the date of such dividend or distribution the amount of Distributed Property such holder would have received had such holder converted each share of Series A Convertible Preferred Stock on the record date. If such dividend or distribution is not so paid or made, the Conversion Price shall again be adjusted to be the Conversion Price that would then be in effect if such dividend or distribution had not been declared.

            Notwithstanding the foregoing, if the Distributed Property distributed by the Corporation to all holders of its Common Stock consists of Capital Stock of a subsidiary or other business unit (unless such Capital Stock is distributed to the holders of Series A Convertible Preferred Stock in such distribution as if such holders had converted their shares of Series A Convertible Preferred Stock into Common Stock), the Conversion Price shall be adjusted so that it shall equal the price determined by multiplying (A) the Conversion Price in effect immediately prior to the close of business on the record date with respect to such distribution by (B) a fraction,

                        (1) the numerator of which shall be the average of the Closing Sale Prices of the Common Stock for the ten (10) consecutive Trading Days commencing on and including the fifth Trading Day after the first date on which the Common Stock trades, regular way, without the right to receive such distribution, on the New York Stock Exchange, Nasdaq or such other national or regional exchange or market on which such securities are then listed or quoted (the "EX-DIVIDEND DATE"); and

                        (2) the denominator of which shall be the sum of (A) the average of the Closing Sale Prices of the Common Stock for the ten (10) consecutive Trading Days commencing on and including the fifth Trading Day after the Ex-Dividend Date plus (B) the average of the Closing Sale Prices of the securities distributed in respect of each share of Common Stock for the ten (10) consecutive Trading Days commencing on and including the fifth Trading Day after the Ex-Dividend Date, such adjustment to become effective ten (10) Trading Days after the effective date of such distribution of Capital Stock of a subsidiary or other business unit; provided that the Corporation may in lieu of the foregoing adjustment make adequate provision so that each holder of Series A Convertible Preferred Stock shall have the right to receive on the date of such dividend or distribution the amount of Distributed Property such holder would have received had such holder converted each share of Series A Convertible Preferred Stock on the record date with respect to such distribution; and provided further that if (x) the average of the Closing Sale Prices of the Common Stock for the ten (10) consecutive Trading Days commencing on and including the fifth Trading Day after the Ex-Dividend Date minus (y) the average of the Closing Sale Prices of the securities distributed in respect of each share of Common Stock for the ten (10) consecutive Trading Days commencing on and including the fifth Trading Day after the Ex-Dividend Date is less than $1.00, then the adjustment provided by for by this paragraph shall not be made and in lieu thereof the provisions of the first paragraph of this Section 6(c)(v) shall apply to such distribution. In any case in which this paragraph is applicable, Section 6(c)(ii), Section 6(c)(iv) and the first paragraph of this
Section 6(c)(v) shall not be applicable.

            For purposes of this Section 6(c)(v), Section 6(c)(ii) and Section 6(c)(iv) of this Division, any dividend or distribution to which this Section 6(c)(v) is applicable that also includes Common Stock, or Derivative Securities to subscribe for or purchase Common Stock (or both), shall be deemed instead to be (1) a dividend or distribution of the evidences of indebtedness, assets or shares of Capital Stock other than such Common Stock or Derivative Securities (and any Conversion Price adjustment required by this Section 6(c)(v) with respect to such dividend or distribution shall then be made) immediately followed by (2) a dividend or distribution of such Common Stock or such Derivative Securities (and any further Conversion Price adjustment required by Section 6(c)(ii) of this Division with respect to such dividend or distribution shall then be made), except (A) the record date of such dividend or distribution shall be substituted as "the date fixed for the determination of shareholders entitled to receive such dividend or other distribution", "the date fixed for the determination of shareholders entitled to receive such Derivative Securities" and "the date fixed for such determination" within the meaning of
Section 6(c)(ii) of this Division and (B) any Common Stock included in such dividend or distribution shall not be deemed "outstanding at the close of business on the date fixed for such determination" within the meaning of Section 6(c)(ii) of this Division.

                  (vi) No adjustment in the Conversion Price pursuant to any provision of this Section 6 shall be required unless such adjustment would require a cumulative increase or decrease of at least 1% in such price; provided, however, that any adjustments that by reason of this Section 6(c)(vi) are not required to be made shall be carried forward and taken into account in any subsequent adjustment until made; and provided, further, that any adjustment shall be required and made in accordance with the provisions of this Section 6 (other than this Section 6(c)(vi)) not later than such time as may be required in order to preserve the tax-free nature of a distribution to the holders of Common Stock. Notwithstanding any other provisions of this Section 6, the Corporation shall not be required to make any adjustment of the Conversion Price for the issuance of any shares of Common Stock pursuant to any plan providing for the reinvestment of dividends or interest payable on securities of the Corporation and the investment of additional optional amounts in Common Stock under such plan. All calculations under this Section 6 shall be made to the nearest cent (with $.005 being rounded upward) or to the nearest whole share (with 0.5 of a share being rounded upward), as the case may be. Anything in this Section 6(c) to the contrary notwithstanding, the Corporation will, to the extent permitted by law, make such reductions in the Conversion Price, in addition to those required by this Section 6(c), as the Board in its good faith discretion shall determine to be necessary in order that any subdivision of shares, reclassification or combination of shares, distribution of Derivative Securities, or a distribution of other assets (other than cash dividends) hereafter made by the Corporation to its shareholders shall not be taxable.

                  (vii) Any direct or indirect reduction in the exercise or conversion price of any outstanding Derivative Securities entitling the holder thereof to subscribe for or purchase, by exercise, exchange, conversion or otherwise, any Common Stock shall be deemed a new issuance of such Derivative Security to the extent of such reduction; provided, however, that any adjustment to the exercise or conversion price of (A) Derivative Securities outstanding as of the Original Issue Date as a result of the exercise or conversion adjustment provisions contained in the instruments governing the terms of such securities as in effect as of the Original Issue Date or (B) Derivative Securities issued after the Original Issue Date (x) as a result of the exercise or conversion adjustment provisions contained in the instruments governing the terms of such securities or (y) in the case of any Derivative Securities described in clause
(iv) of Section 6(c)(i)(B)(2), upon approval of a majority of the Board, in any case shall not be deemed a new issuance of such securities and shall not require an adjustment to the Conversion Price pursuant to this Section 6.

                  (viii) In the event that, at any time after the Original Issue Date, any adjustment is made to the Conversion Price of the Series A Convertible Preferred Stock pursuant to this Section 6, such adjustment to the Conversion Price shall be applicable with respect to all then outstanding Series A Convertible Preferred Stock and all shares of Series A Convertible Preferred Stock issued after the date of the event causing such adjustment to the Conversion Price.

            (d) Extraordinary Transactions. If the Corporation shall be a party to any transaction (including without limitation a merger, consolidation, share exchange or self tender offer for or involving or relating to all or substantially all shares of Common Stock, a sale, transfer or other disposition of all or substantially all of the Corporation's assets, property or business or a recapitalization or reclassification of the Common Stock and excluding any transaction as to which Section 6(c)(ii) hereof applies) (each of the foregoing being referred to herein as a "TRANSACTION"), in each case as a result of which all or substantially all shares of Common Stock are converted into the right to receive shares, securities or other property (including cash or any combination thereof), each share of Series A Convertible Preferred Stock, which is not converted into the right to receive shares, securities or other property prior to such Transaction, shall thereafter be convertible into the kind and amount of shares, securities and other property (including cash or any combination thereof) receivable upon the consummation of such Transaction by a holder of that number of shares of Common Stock into which one share of Series A Convertible Preferred Stock was convertible immediately prior to such

Transaction, assuming such holder of Common Stock (i) is not a Person with which the Corporation consolidated or into which the Corporation merged or which merged into the Corporation or to which such sale or transfer was made, as the case may be ("CONSTITUENT PERSON"), or an affiliate of a Constituent Person and
(ii) failed to exercise his rights of election, if any, as to the kind or amount of shares, securities and other property (including cash) receivable upon such Transaction (provided if the kind or amount of shares, securities and other property (including cash) receivable upon such Transaction is not the same for each share of Common Stock held immediately prior to such Transaction by other than a Constituent Person or an affiliate thereof and in respect of which such rights of election shall not have been exercised ("NON-ELECTING SHARE"), then for the purpose of this Section 6(d) the kind and amount of shares, securities and other property (including cash) receivable upon such Transaction by each holder of a Non-Electing Share shall be deemed to be the kind and amount so receivable per share by holders of a plurality of the Non-Electing Shares). The Corporation shall not be a party to any Transaction unless the terms of such Transaction are consistent with the provisions of this Section 6(d), and it shall not consent or agree to the occurrence of any Transaction until the Corporation has entered into an agreement with the successor or purchasing entity, as the case may be, for the benefit of the holders of the Series A Convertible Preferred Stock that will contain provisions enabling the holders of the Series A Convertible Preferred Stock that remain outstanding after such Transaction to convert into the consideration (determined as provided in this Section 6(d)) received by holders of Common Stock at the Conversion Price in effect immediately prior to such Transaction. The provisions of this Section 6(d) shall similarly apply to successive Transactions. No adjustment to the Conversion Price shall be made pursuant to this Section 6(d) in respect of any Transaction to which Section 6(c) also applies.

            (e) Notice of Certain Events. If, subject to the limitations set forth in Section 4 hereof:

                  (i) the Corporation shall declare (A) any dividend (or any other distribution) on Common Stock, other than a dividend payable in shares of Common Stock or (B) any extraordinary dividend or distribution on any Junior Stock (excluding any regularly scheduled dividends paid in accordance with the terms thereof); or

                  (ii) the Corporation shall authorize the granting to the holders of Common Stock generally of rights to subscribe for or purchase any shares of Capital Stock of the Corporation or of any Derivative Securities; or

                  (iii) there shall be any recapitalization or reclassification of the Common Stock (other than an event to which Section 6(c) hereof applies) or any consolidation or merger to which the Corporation is a party and for which approval of any shareholders of the Corporation is required, or a share exchange or self-tender offer by the Corporation for all or substantially all of its outstanding Common Stock or the sale or transfer of all or substantially all of the assets of the Corporation as an entirety or any compulsory share exchange affecting the Common Stock; or

                  (iv) there shall occur the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, then the Corporation shall cause to be filed with the Transfer Agent and shall cause to be mailed to the holders of the Series A Convertible Preferred Stock at the addresses of such holders as shown on the stock books of the Corporation, as promptly as possible, but at least ten Business Days prior to the applicable date hereinafter specified and no later than when notice is first mailed or sent to the holders of Common Stock, a notice stating (A) the date on which a record is to be taken for the purpose of such dividend, distribution or granting of Derivative Securities, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution or Derivative Securities are to be determined or (B) the date on which such reclassification, consolidation, merger, share exchange, self-tender offer, sale, transfer, liquidation, dissolution or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property, if any, deliverable upon such reclassification, consolidation, merger, share exchange, self-tender offer, sale, transfer, liquidation, dissolution or winding up. Failure to give or receive such notice or any defect therein shall not affect the legality of validity of the proceedings described in this Section 6.

            (f) Adjustment Deferral. In any case in which Section 6(c) provides that an adjustment shall become effective on the day next following the record date for an event, the Corporation may defer until the occurrence of such event
(A) issuing to the holder of any Series A Convertible Preferred Stock converted after such record date and before the occurrence of such event the additional shares of Common Stock issuable upon such conversion by reason of the adjustment required by such event over and above the shares of Common Stock issuable upon such conversion before giving effect to such adjustment and (B) paying to such holder any amount of cash in lieu of any fraction pursuant to Section 6(b).

            (g) Limits on Adjustment. There shall be no adjustment of the Conversion Price in case of the issuance of any shares of the Corporation in a reorganization, acquisition or other similar transaction, except as specifically set forth in this Section 6. If any action or transaction would require adjustment of the Conversion Price pursuant to more than one paragraph of this
Section 6, only one adjustment shall be made and such adjustment shall be the amount of adjustment that has the highest absolute value.

            (h) Sufficient Shares of Common Stock. The Corporation covenants that it will at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued shares of Common Stock, solely for the purpose of effecting conversion of the Series A Convertible Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all outstanding shares of Series A Convertible Preferred Stock not theretofore converted. For purposes of this
Section 6(h), the number of shares of Common Stock that shall be deliverable upon the conversion of all outstanding shares of Series A Convertible Preferred Stock shall be computed as if at the time of computation all such outstanding shares were held by a single holder.

            (i) Compliance with Laws. Prior to the delivery of any securities that the Corporation shall be obligated to deliver upon conversion of the Series A Convertible Preferred Stock, the Corporation shall use its best efforts to comply with all federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to the delivery thereof by, any governmental authority.

            (j) Officer's Certificate. Whenever the applicable Conversion Price shall be adjusted pursuant to this Section 6, the Corporation shall forthwith obtain, and cause to be delivered to each holder of Series A Convertible Preferred Stock, a certificate signed by the principal financial or accounting officer of the Corporation, setting forth in reasonable detail the event requiring the adjustment and the method by which such adjustment was calculated (including a description of the basis of the determination of the Current Market Price and/or Fair Market Value, as applicable) and specifying the new applicable Conversion Price. In the event of a Transaction pursuant to Section 6(d), such a certificate shall be issued describing the amount and kind of stock, securities, property or assets or cash which shall be receivable upon conversion of the Series A Convertible Preferred Stock after giving effect to the provisions of such Section 6(d).

            (k) Protection of Intent. If a state of facts shall occur which, without being specifically controlled by the provisions of this Section 6, would not fairly protect the conversion rights of the Series A Convertible Preferred Stock in accordance with the essential intent and principles of such provisions, then the Board shall make an adjustment in the application of such provisions, in accordance with such essential intent and principles, so as to protect such conversion rights.

      7. VOTING RIGHTS. (a) Holders of Series A Convertible Preferred Stock shall have one vote for each share of Common Stock into which such Series A Convertible Preferred Stock could be converted into at the Conversion Price at the record date for determination of the shareholders entitled to vote, or, if no such record date is established, at the date such vote is taken or any written consent of shareholders is solicited. Except as required by law or as otherwise set forth in this Section 7, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled to vote, together with holders of Common Stock and not by classes, with respect to any matters upon which holders of Common Stock have the right to vote. Fractional votes by the holders of Series A Convertible Preferred Stock will not be permitted, and any fractional voting rights (after aggregating all shares into which shares of Series A Convertible Preferred Stock held by each holder could be converted) will be disregarded.

            (b) In addition, for so long as shares of Series A Convertible Preferred Stock are outstanding, the affirmative vote of the Required Holders, in person or by proxy, at a special or annual meeting of the holders of Series A Convertible Preferred Stock called for the purpose, or pursuant to a written consent of the Required Holders, shall be necessary for the Corporation to:

                  (i) authorize, adopt or approve an amendment to, or repeal any provision of, the Articles (including by way of merger, consolidation or otherwise) that would increase or decrease the par value of the Series A Convertible Preferred Stock, or otherwise alter or change in any manner the terms, powers, preferences or rights of the Series A Convertible Preferred Stock or grant waivers thereof, or that would otherwise adversely affect the rights, preferences, powers or privileges of the Series A Convertible Preferred Stock; provided that no such modification or amendment may, without the consent of each holder of Series A Convertible Preferred Stock affected thereby, decrease the Liquidation Preference or Dividend Rate of the Series A Convertible Preferred Stock; provided, further, that notwithstanding the foregoing, the affirmative vote or written consent of the Required Holders will not be necessary for the Corporation to authorize, adopt or approve an amendment to these Articles in order to authorize, create, amend or issue, or increase the authorized amount of, Parity Stock or Senior Stock (including, without limitation, additional shares of Series A Convertible Preferred Stock) or to authorize or issue any Derivative Securities evidencing the right to acquire such shares if either (a) all of the proceeds of such issuance will be used to redeem the Series A Convertible Preferred Stock, in whole or in part, or (b) a portion of the proceeds will be used to redeem all of the Series A Convertible Preferred Stock;

                  (ii) authorize, create, amend or issue, or increase the authorized amount of, Parity Stock or Senior Stock (including, without limitation, additional shares of Series A Convertible Preferred Stock), or authorize or issue any Derivative Securities evidencing the right to acquire such shares; provided, however, that the affirmative vote or written consent of the Required Holders will not be necessary for the Corporation to authorize, create, amend or issue, or increase the authorized amount of, Parity Stock or Senior Stock (including, without limitation, additional shares of Series A Convertible Preferred Stock) or to authorize or issue any Derivative Securities evidencing the right to acquire such shares if either (a) all of the proceeds of such issuance will be used to redeem the Series A Convertible Preferred Stock, in whole or in part, or (b) a portion of the proceeds will be used to redeem all of the Series A Convertible Preferred Stock;

                  (iii) increase the authorized amount of, or issue any additional shares of, Series A Convertible Preferred Stock; provided, however, that the affirmative vote or written consent of the Required Holders will not be necessary for the Corporation to authorize, create, amend or issue, or increase the authorized amount of, Parity Stock or Senior Stock (including, without limitation, additional shares of Series A Convertible Preferred Stock) or to authorize or issue any Derivative Securities evidencing the right to acquire such shares if either (a) all of the proceeds of such issuance will be used to redeem the Series A Convertible Preferred Stock, in whole or in part, or (b) a portion of the proceeds will be used to redeem all of the Series A Convertible Preferred Stock;

                  (iv) directly or indirectly recapitalize or reclassify any shares of Capital Stock of the Corporation into Series A Convertible Preferred Stock, Senior Stock or Parity Stock;

                  (v) pay or declare any dividend on any shares of Junior Stock (other than a dividend payable solely in shares of Junior Stock paid to the holders of Junior Stock);

                  (vi) take any action that results in the purchase or redemption by the Corporation or any subsidiary of the Corporation of any Parity Stock or Junior Stock;

                  (vii) create, incur, assume, guarantee or suffer to exist, or otherwise become or remain liable with respect to any indebtedness other than
(1) the maximum borrowing capacity provided for under the Corporation's senior secured credit facility in the principal amount of $310 million, dated as of __________, 2004, by and among the Corporation, certain of its subsidiaries, the credit facility agent and the other financial institutions party thereto (as the same may be amended, the "CREDIT FACILITY") or any indebtedness to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to exchange or replace, the Credit Facility ("REFINANCING INDEBTEDNESS"), (2) any "permitted indebtedness" as such term is defined in the Credit Facility or any Refinancing Indebtedness, and (3) any other indebtedness in an aggregate principal amount outstanding at any time not exceeding $30 million, provided, that the amount referred to in clause (3) will be increased to the extent that the borrowing capacity under the Credit Facility is permanently reduced; provided, however, that this entire provision will cease to be effective as of the third anniversary of the effective date of the Plan; or

                  (viii) effect an Actual Liquidation.

            (c) Each holder of Series A Convertible Preferred Stock shall be deemed to have voted or, in the case where the affirmative vote of the holders of Series A Convertible Preferred Stock is required by any law, statute or regulation applicable to the Corporation, shall vote all of the shares of Series A Convertible Preferred Stock held by such holder to approve:

                  (i) any authorization, creation, amendment or issuance, or increase in the authorized amount of, Parity Stock or Senior Stock (including, without limitation, additional shares of Series A Convertible Preferred Stock) or any authorization or issuance of Derivative Securities evidencing the right to acquire such shares, or the authorization, adoption or approval of an amendment to these Articles in order to so authorize, create, amend, issue or increase the authorized amount of Parity Stock or Senior Stock requiring the approval of the holders of shares of Series A Convertible Preferred Stock if either (a) all of the proceeds of such issuance will be used to redeem the Series A Convertible Preferred Stock, in whole or in part, or (b) the proceeds will be used to redeem all of the Series A Convertible Preferred Stock; and

                  (ii) any authorization, creation, amendment or issuance of Junior Stock requiring the approval of holders of shares of Series A Convertible Preferred Stock.

            (d) The Board will consist of seven members, elected as follows:

                  (i) The holders of shares of the Series A Convertible Preferred Stock will be entitled, voting as a separate class, to elect the "convertible preferred stock director number" of directors at each meeting of shareholders held for the purpose of electing directors, which will be a maximum of four. For purposes of this subsection (d), the "CONVERTIBLE PREFERRED STOCK DIRECTOR NUMBER" means, at any given time, for so long as (i) at least 75% of the shares of Series A Convertible Preferred Stock outstanding as of the effective date of the Plan remain outstanding, a maximum of four Directors, (ii) less than 75%, but more than 50%, of the shares of Series A Convertible Preferred Stock outstanding as of the effective date of the Plan remain outstanding, a maximum of three Directors, (iii) the percentage of the shares of Series A Convertible Preferred Stock outstanding as of the effective date of the Plan that remain outstanding is equal to or between 25% and 50%, a maximum of two Directors, and (iv) less than 25% of the shares of Series A Convertible Preferred Stock outstanding as of the effective date of the Plan remain outstanding, a maximum of one Director.

                  (A) In case of any removal, either with or without cause, of a director elected by the holders of the shares of Series A Convertible Preferred Stock, the holders of the shares of Series A Convertible Preferred Stock will be entitled, voting as a separate class either by written consent or at a special meeting or next regular meeting, to elect a successor to hold office for the unexpired term of the director who has been removed.

                  (B) (1) In case of such removal, an officer of the Corporation may call, and, upon written request of the holders of at least twenty-five percent (25%) of the outstanding shares of the Series A Convertible Preferred Stock, addressed to the Secretary of the Corporation, shall call a special meeting of the holders of Series A Convertible Preferred Stock. Such meeting shall be held at the earliest practicable date upon the notice required for annual meetings of shareholders at the place for holding annual meetings of shareholders of the Corporation, or, if none, at a place designated by the Board. Notwithstanding the provisions of this Section 7(d)(i)(B)(1), no such special meeting shall be called during a period within the 120 days immediately preceding the date fixed for the next annual meeting of shareholders in which such case, the election of directors pursuant to Section 7(d)(i) shall be held at such annual meeting of shareholders.

                        (2) At any meeting held for the purpose of electing directors at which the holders of Series A Convertible Preferred Stock voting separately as one class shall have the right to elect directors as provided herein, the presence in person or by proxy of the holders of more than fifty percent (50%) of the then outstanding shares of the Series A Convertible Preferred Stock shall be required and shall be sufficient to constitute a quorum of such class for the election of directors by such class.

                  (C) In case of any vacancy (other than by removal) in the office of a director elected by the holders of the shares of Series A Convertible Preferred Stock, the vacancy will be filled by the remaining directors elected to the Board by the holders of the shares of Series A Convertible Preferred Stock.

                  (ii) The remaining directors will be elected by holders of shares of Common Stock voting separately as a single class at each meeting of shareholders held for the purpose of electing directors.

                  (A) In case of any removal, either with or without cause, of a director elected by the holders of the shares of Common Stock, the holders of the shares of Common Stock will be entitled, voting as a separate class either by written consent or at a special meeting or next regular meeting, to elect a successor to hold office for the unexpired term of the director who has been removed.

                  (B) (1) In case of such removal, an officer of the Corporation may call, and, upon written request of the holders of at least twenty-five percent (25%) of the outstanding shares of Common Stock, addressed to the Secretary of the Corporation, shall call a special meeting of the holders of Common Stock. Such meeting shall be held at the earliest practicable date upon the notice required for annual meetings of shareholders at the place for holding annual meetings of shareholders of the Corporation, or, if none, at a place designated by the Board. Notwithstanding the provisions of this
Section 7(d)(ii)(B)(1), no such special meeting shall be called during a period within the 120 days immediately preceding the date fixed for the next annual meeting of shareholders in which such case, the election of directors pursuant to Section 7(d)(ii) shall be held at such annual meeting of shareholders.

                        (2) At any meeting held for the purpose of electing directors at which the holders of Common Stock voting separately as one class shall have the right to elect directors as provided herein, the presence in person or by proxy of the holders of more than fifty percent (50%) of the then outstanding shares of Common Stock shall be required and shall be sufficient to constitute a quorum of such class for the election of directors by such class.

                  (C) In case of any vacancy (other than by removal) in the office of a director elected by the holders of the shares of Common Stock, the vacancy will be filled by the remaining directors elected to the Board by the holders of the shares of Common Stock.

      8. OPTIONAL REDEMPTION.

            (a) The Corporation may not redeem any shares of Series A Convertible Preferred Stock before the first anniversary of the effective date of the Plan. On or after the first anniversary of the effective date of the Plan, the Corporation may at any time or from time to time redeem some or all of the shares of Series A Convertible Preferred Stock at the applicable Redemption Price, but only if at any time prior to the date the Corporation provides the Redemption Notice, the Closing Sale Price of the Common Stock equals or exceeds 130% of the average of the Conversion Price(s) in effect for 30 consecutive Trading Days at any time prior to the date the Corporation provides such notice.

            (b) (i) In the event the Corporation elects to redeem shares of Series A Convertible Preferred Stock, the Corporation shall, at least 30 days and not more than 60 days prior to the Redemption Date, provide written notice (the "REDEMPTION NOTICE") by first class mail, postage prepaid, to each holder of record of Series A Convertible Preferred Stock at such holder's address as the same appears on the stock books of the Corporation; provided, that no failure to give such notice nor any deficiency therein shall affect the validity of the procedure for the redemption of any shares of Series A Convertible Preferred Stock to be redeemed except as to the holder or holders to whom the Corporation has failed to give said notice or except as to the holder or holders whose notice was defective. The Redemption Notice shall state:

                  (A) the Redemption Price;

                  (B) the Redemption Date;

                  (C) the Conversion Price;

                  (D) the name and address of the Transfer Agent;

                  (E) that shares of Series A Convertible Preferred Stock called for redemption may be converted at any time before 5:00 p.m., Cleveland time on the fifth Business Day prior to the Redemption Date;

                  (F) that holders who want to convert shares of the Series A Convertible Preferred Stock must satisfy the requirements set forth in this
Section 8;

                  (G) that the holder is to surrender to the Transfer Agent the certificate or certificates representing the shares of Series A Convertible Preferred Stock to be redeemed in order to collect the Redemption Price;

                  (H) if fewer than all the outstanding shares of the Series A Convertible Preferred Stock are to be redeemed by the Corporation, the number of shares to be redeemed;

                  (I) that, unless the Corporation defaults in making payment of the applicable Redemption Price, dividends in respect of the shares of Series A Convertible Preferred Stock called for redemption will cease to accumulate on and after the Redemption Date;

                  (J) the CUSIP number of the Series A Convertible Preferred Stock; and

                  (K) any other information the Corporation wishes to present.

                  (ii) If the Corporation gives notice of redemption, then the Corporation shall, on the Redemption Date, before 12:00 p.m., Cleveland time, to the extent funds are legally available, with respect to:

                  (A) shares of the Series A Convertible Preferred Stock held by DTC or its nominees, deposit or cause to be deposited, irrevocably with DTC cash sufficient to pay the Redemption Price and shall give DTC irrevocable instructions and authority to pay the Redemption Price to holders of such shares of the Series A Convertible Preferred Stock; and

                  (B) shares of the Series A Convertible Preferred Stock held in certificated form, deposit or cause to be deposited, irrevocably with the Transfer Agent cash sufficient to pay the Redemption Price and shall give the Transfer Agent irrevocable instructions and authority to pay the Redemption Price to holders of such shares of the Series A Convertible Preferred Stock upon surrender of the certificates evidencing the shares of the Series A Convertible Preferred Stock.

                  (iii) If on the Redemption Date, DTC and the Transfer Agent hold money sufficient to pay the Redemption Price for the shares of Series A Convertible Preferred Stock delivered for redemption as set forth herein, dividends shall cease to accumulate as of the Redemption Date on those shares of the Series A Convertible Preferred Stock called for redemption and all rights of holders of such shares shall terminate, except for the right to receive the Redemption Price pursuant to this Section 8.

                  (iv) Payment of the Redemption Price for shares of the Series A Convertible Preferred Stock is conditioned upon book-entry transfer or physical delivery of certificates representing the Series A Convertible Preferred Stock, together with necessary endorsements, to the Transfer Agent, or to the Transfer Agent's account at DTC, at any time after delivery of the notice of redemption. The Corporation shall be entitled to retain any interest, yield or gain on funds deposited with the Transfer Agent pursuant to this Section 8 in excess of the amounts required to pay the Redemption Price. Payment of the Redemption Price for the Series A Convertible Preferred Stock will be made (i) if book-entry transfer of or physical delivery of the Series A Convertible Preferred Stock has been made by or on the Redemption Date, on the Redemption Date, or (ii) if book-entry transfer of or physical delivery of the Series A Convertible Preferred Stock has not been made by or on such date, at the time of book-entry transfer of or physical delivery of the Series A Convertible Preferred Stock. If any shares of Series A Convertible Preferred Stock selected for partial redemption are submitted for conversion in part after such selection, such shares submitted for conversion shall be deemed (so far as may be possible) to be the portion to be selected for redemption. If any shares of Series A Convertible Preferred Stock called for redemption are converted pursuant to Section 6 of this Division prior to the Redemption Date and in accordance with this Section 8, any money deposited with the Transfer Agent or so segregated and held in trust for the redemption of such shares of Series A Convertible Preferred Stock shall be paid or delivered to the Corporation upon its written request, or, if then held by the Corporation, shall be discharged from such trust.

                  (v) If the Redemption Date falls after a Dividend Record Date and before the related Dividend Payment Date, holders of the shares of Series A Convertible Preferred Stock at the close of business on that Dividend Record Date shall be entitled to receive the full dividend payable on those shares on the corresponding Dividend Payment Date. The Redemption Price payable on such Redemption Date will include only the effective Liquidation Preference per share but will not include any amount in respect of dividends declared and payable on such corresponding Dividend Payment Date.

                  (vi) If fewer than all the outstanding shares of Series A Convertible Preferred Stock are to be redeemed, the Corporation shall select, pro rata or by lot, the shares to be redeemed or in any other manner as shall be prescribed by the Board.

                  (vii) Upon surrender of a certificate or certificates representing shares of the Series A Convertible Preferred Stock that is or are redeemed in part, the Corporation shall execute and the Transfer Agent shall authenticate and deliver to the holder, a new certificate or certificates representing shares of the Series A Convertible Preferred Stock in an amount equal to the unredeemed portion of the shares of Series A Convertible Preferred Stock surrendered for partial redemption.

      9. NO REISSUANCE OF SERIES A CONVERTIBLE PREFERRED STOCK. No Series A Convertible Preferred Stock acquired by the Corporation by reason of purchase or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

      10. NO PREEMPTIVE RIGHTS. Except as otherwise expressly provided in this Division, no holder of any shares of Series A Convertible Preferred Stock shall have any preemptive right to acquire any shares of unissued Capital Stock of the Corporation, now or hereafter authorized, or any treasury shares or securities convertible into such shares or carrying a right to subscribe to or acquire such shares of capital stock.

      11. TRANSFER AGENT. The duly appointed Transfer Agent for the Series A Convertible Preferred Stock shall be National City Bank, N.A. The Corporation may, in its sole discretion, remove the Transfer Agent in accordance with the agreement between the Corporation and the Transfer Agent; provided that the Corporation shall appoint a successor transfer agent who shall accept such appointment prior to the effectiveness of such removal.

      12. CURRENCY. All shares of Series A Convertible Preferred Stock shall be denominated in U.S. currency, and all payments and distributions thereon or with respect thereto shall be made in U.S. currency. All references herein to "$" refer to the U.S. currency.

                                   DIVISION B:
                        EXPRESS TERMS OF THE COMMON STOCK

      The Common Stock shall be subject to the express terms of the Preferred Stock and any series thereof. Each share of Common Stock shall be equal to every other share of Common Stock. The holders of shares of Common Stock shall be entitled to one vote for each share of such stock upon all matters presented to the shareholders.

FIFTH: The Board shall be authorized hereby to exercise all powers now or hereafter permitted by law providing rights to the Board to adopt amendments to these Second Amended and Restated Articles of Incorporation to include within these Second Amended and Restated Articles of Incorporation such additional provisions, or amendments to any existing provisions, as may hereafter be authorized by law; subject, however, to such limitation or restriction, if any, as is contained in any Preferred Stock Designation at the time of such purchase or acquisition.

SIXTH: The Corporation may from time to time, pursuant to authorization by the Board and without action by the shareholders, purchase or otherwise acquire capital stock of the Corporation of any class or classes in such manner, upon such terms and in such amounts as the Board shall determine; subject, however, to such limitation or restriction, if any, as is contained in any Preferred Stock Designation at the time of such purchase or acquisition.

SEVENTH: Subject to any Preferred Stock Designation, and notwithstanding any provision of the Ohio Revised Code now or hereafter in force requiring for any purpose the vote, consent, waiver or release of the holders of shares entitling them to exercise two-thirds, or any other proportion, of the voting power of the Corporation or of any class or classes of shares thereof, such action, unless otherwise expressly required by statute or by these Second Amended and Restated Articles of Incorporation, may be taken by the vote, consent, waiver or release of the holders of shares entitling them to exercise a majority of the voting power of the Corporation or of such classes. For purposes of these Second Amended and Restated Articles of Incorporation, "VOTING POWER OF THE CORPORATION" means the aggregate voting power of (a) all the outstanding shares of Common Stock of the Corporation and all outstanding shares of Series A Convertible Preferred Stock of the Corporation and (b) all the outstanding shares of any class or series of capital stock of the Corporation that has (i) rights to distributions senior to those of the Common

Stock including, without limitation, any relative, participating, optional, or other special rights and privileges of, and any qualifications or restrictions on, such shares and (ii) voting rights entitling such shares to vote generally in the election of directors.

EIGHTH: 1. Foreign Ownership of Shares, etc.

            (a) Notwithstanding anything to the contrary in these Second Amended and Restated Articles of Incorporation, it is the policy of the Corporation that, consistent with law, Foreigners shall not own or control more than the Permitted Percentage (as defined below) of the shares of any class of the Corporation at any time outstanding, and, if Foreigners nevertheless at any time do own more than the Permitted Percentage of such shares, shares owned by Foreigners may be purchased by the Corporation, or the voting and the dividend and other distribution rights of shares owned by Foreigners may be suspended, and the issuance of stock certificates and the transfer of share ownership on the books of register of the Corporation to Foreigners may be denied, all to the extent necessary to prevent the loss by the Corporation (or any Subsidiary or Controlled Person) of, or to reinstate, its right to be a United States Maritime Company or to have any license or franchise from a governmental agency that is conditioned upon some or all of the holders of shares of the Corporation possessing prescribed qualifications.

            (b) The Board is generally authorized to adopt all such rules and resolutions and to take any and all other lawful measures reasonably necessary, appropriate, or desirable to carry out the policy set forth in subparagraph (a).

            (c) Without in any way limiting the general powers and authority set forth in subparagraph (b), the Board is specifically authorized to take any or all of the actions specified below and, in that regard, is authorized to take all such action and make all such determinations as it deems necessary, appropriate, or desirable and as are in accordance with law and not inconsistent with this Article EIGHTH, including making changes in any of the definitions contained in subparagraph 9 to accord with changes in applicable law or the rules, regulations, and practices of any relevant governmental agency.

            (d) The Chairman of the Board and the Chief Executive Officer of the Corporation shall at all times be citizens of the United States of America. In addition, the Board shall consist of citizens of the United States of America numbering no less than the amount necessary to constitute a quorum.

      2. Restrictions on Transfer. Any transfer, or attempted or purported transfer, of any shares issued by the Corporation that would result in the ownership by one or more Foreigners of an aggregate percentage of the shares of any class of the Corporation in excess of the Permitted Percentage shall, to the full extent permitted by law and for so long as such excess exists, be ineffective as against the Corporation, and the Corporation shall not recognize the purported transferee as a shareholder of the Corporation for any purpose whatsoever except for the purpose of making a further transfer to a person not a Foreigner and for purposes of the purchase or redemption of such shares by the Corporation, effecting any other remedy available to the Corporation, or otherwise carrying out the provisions of this Article EIGHTH.

      3. No Voting Rights; Temporarily Withholding Payments of Dividends and Other Distributions. If at any time (including the time of any record date) ownership by Foreigners of the outstanding shares of any class of the Corporation is in excess of the Permitted Percentage, the Corporation may, to the full extent permitted by law, determine which shares owned by Foreigners are deemed to be included in such excess (to be selected in a manner consistent with the provisions of Subsection 4(c) below), and the shares deemed to be included in such excess shall (so long as such excess exists) not have any voting rights, and the Corporation may (so long as such excess exists) temporarily withhold the payment of dividends and the sharing in any other distribution (upon liquidation or otherwise) in respect of the shares deemed to be included in such excess; provided, however, that any such dividend or distribution shall be set aside for payment to the owners of such shares (or their transferees) when, as, and if such excess no longer exists or such shares are no longer owned by Foreigners.

      4. Redemption of Shares. Notwithstanding any other provision of these Second Amended and Restated Articles of Incorporation and without limiting the power of the Board to purchase shares pursuant to subparagraph 6, outstanding shares of any class of the Corporation shall be subject to redemption by the Corporation (by action of the Board, if in the judgment of the Board such action should be taken) pursuant to Section 1701.23 of the Ohio General Corporation Law (or any other provision of law) to the extent necessary to reduce the percentage of shares owned by Foreigners to the Permitted Percentage. The terms and conditions of such redemption shall be as follows:

            (a) the redemption price shall be the Current Market Price of such shares;

            (b) the redemption price for shares owned by Foreigners in excess of the Permitted Percentage may be paid in cash or in Redemption Securities, as determined by the Board;

            (c) the shares owned by Foreigners to be redeemed shall be selected in such manner as shall be prescribed by the Board, including selection first of the shares most recently purchased, selection by lot or on a pro rata basis, or selection in any other manner that is consistent with the policy set forth in this Article EIGHTH;

            (d) the number of shares to be redeemed shall not exceed the number necessary to reduce the percentage of shares owned by Foreigners to the Permitted Percentage;

            (e) written notice of the date of redemption shall be given to the record holders of the selected shares (unless waived in writing by any such holder);

            (f) the date of redemption shall be the later of (i) the date on which written notice is given to record holders and (ii) the date on which the funds or Redemption Securities necessary to effect the redemption have been deposited in trust for the benefit of such record holders and are subject to immediate withdrawal by them upon surrender of their stock certificates;

            (g) from and after the date of redemption, any and all rights in respect of the shares selected for redemption shall cease and terminate, and the owners of such shares shall thenceforth be entitled only to receive the cash or Redemption Securities payable upon redemption; and

            (h) such other terms and conditions as the Board may reasonably determine.

      5. Dual Stock Certificate System and other Actions. The Board is authorized to adopt rules and to take such other action as it may deem necessary or desirable in order to carry out the policy set forth in subparagraph 1(a), to impose restrictions on the transfer or the registration of transfer of shares of any class of the Corporation, in accordance with law, and to determine whether outstanding shares of any class of the Corporation are owned by Foreigners or by citizens of the United States. Such restrictions may include a Dual Stock Certificate System (as defined below).

      6. Purchase of Shares by the Corporation. Without limiting the power of the Board to redeem shares owned by Foreigners in accordance with subparagraph 4 or generally to purchase outstanding shares or other securities of the Corporation, the Board is authorized, in carrying out the policy set forth in subparagraph 1(a), to cause the Corporation to purchase shares of any class of the Corporation that are owned by Foreigners. Any such purchase may be carried out at such price and under such other terms as the Board deems appropriate and fair to the Corporation under the circumstances.

      7. Ownership. Whether outstanding shares are owned by Foreigners for the purposes of this Article EIGHTH shall be determined under such rules and resolutions, consistent with definitions of ownership under any applicable law and the rules, regulations, and practices of any governmental agency and not inconsistent with this Article EIGHTH, as may be adopted from time to time by the Board. The Corporation may, in its discretion, rely on the records of the Corporation maintained in accordance with a Dual Stock Certificate System and the certificates of transferees or with holders to prove that shares are or are not owned by a Foreigner. Whether shares are or are not owned by Foreigners may also be subject to proof in such other way or ways as the Corporation may deem reasonable. The Corporation at any time may require proof, in addition to the certification, that shares are or are not owned or are or are not applied for by a Foreigner, and the payment of dividends may be withheld, and any application for transfer of ownership on the books of register of the Corporation may be rejected, until such additional proof is submitted.

      8. Effectiveness. This Article EIGHTH shall be effective only so long as
(a) the Corporation or any Subsidiary or Controlled Person (1) is a United States Maritime Company or has a license or franchise from a governmental agency that is conditioned upon one or all of the holders of shares of the Corporation possessing prescribed qualifications or (2) intends to reinstate itself as a United States Maritime Company, or to reinstate any such license or franchise, within a reasonable time, after ceasing to be or hold the same, or (b) these Second Amended and Restated Articles of Incorporation are effective.

      9. Definitions. For the purposes of this Article EIGHTH, the following terms have the following definitions:

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            (a) "BUSINESS DAY" shall mean any day other than a Saturday, Sunday or a day on which banking institutions in the State of Ohio are authorized or obligated by law or executive order to close.

            (b) "CLOSING SALE PRICE," when used with reference to shares of the Common Stock or other securities on any date, shall mean: (i) the last sale price on such day on the principal stock exchange or The NASDAQ National Market on which such Common Stock is then listed or admitted to trading; or (ii) if no sale takes place on such day on any such exchange or market or if the Common Stock is not listed or admitted to trading on a principal stock exchange or The NASDAQ National Market, the average of the bid and asked prices for the Common Stock as furnished for such day by NASDAQ, or, if not furnished by NASDAQ, by any New York Stock Exchange, Inc. member firm regularly making a market in the Common Stock and selected for such purpose by the Corporation. If the Common Stock or other securities are not listed and traded in a manner that the quotations referred to above are available for the period required hereunder, the Closing Sale Price shall be deemed to be the Fair Market Value of such Common Stock or other security.

            (c) "CONTROLLED PERSON" means any corporation or partnership of which the Corporation or any subsidiary owns or controls an interest in excess of 25%.

            (d) "CURRENT MARKET PRICE," when used with reference to shares of Common Stock or other securities on any date, shall mean the average of the Closing Sale Price for the 30 consecutive Trading Days preceding such date (subject to equitable adjustment in the event of any stock dividends, splits, reverse splits, combinations, reclassifications and similar actions).

            (e) "DUAL STOCK CERTIFICATE SYSTEM" means a system under which (i) one of two different forms of stock certificate, representing outstanding shares of any class of the Corporation, is issued to the holders of record dependent on whether the shares are or are not owned by a Foreigner; (ii) the forms of stock certificate for any class of the Corporation are marked "Foreign" for shares owned by Foreigners or "Domestic" for shares not owned by Foreigners but are identical in all other respects and comply with all provisions of the Ohio General Corporation Law (including Section 1701.25 thereof with respect to restrictions on transfer or registration of transfer); (iii) when, as, and if the Permitted Percentage is reached or exceeded for any class of shares and until the percentage of the class owned by Foreigners has been reduced to or below the Permitted Percentage, no additional "Foreign" stock certificates may be issued for the class to any transferee of the holder of a "Domestic" stock certificate and the Corporation will not recognize any such transferee as an owner of shares of the Corporation for any purpose whatsoever; (iv) a certification is required from any transferee (and from any recipient upon original issuance) of shares of the Corporation as to whether such transferee (or recipient), and if such transferee (or recipient) is acting as nominee or in any other capacity for an owner, such owner, is or is not a Foreigner and registration of transfer (or original issuance) is denied upon refusal to furnish such certification; (v) to the extent necessary to enable the Corporation to determine the percentage of any class of outstanding shares of the Corporation that is owned by Foreigners for the purpose of submitting any proof of citizenship required by law or by contract with the United States government (or any agency thereof), the record holders and the owners of such shares may be required from time to time to confirm their citizenship status, and dividends payable to any such record holder and owner may, in the discretion of the

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Board, be temporarily withheld until confirmation of such citizenship status is received; and (vi) the records of the Corporation are maintained in such manner as to enable determination at any time, as to each class of outstanding shares of the Corporation, of the percentage that is owned by Foreigners and the percentage that is owned by United States citizens.

            (f) "FAIR MARKET VALUE" shall mean, with respect to any security or asset, the amount that a willing buyer would pay an unaffiliated willing seller in an arm's-length transaction to acquire ownership of such asset, with neither being under any compulsion to buy or sell, and both having reasonable knowledge of all relevant facts and taking into account all relevant circumstances and information, including market treatment of similar businesses, historical operating results and projections for future periods, as determined in good faith by the Board.

            (g) "FOREIGNER" shall mean (i) any person (including for purposes of this subparagraph (i) an individual, a partnership, a corporation, or an association) that is not a United States citizen or is the representative of or fiduciary for any person that is not a United States citizen; (ii) any foreign government or the representative thereof; (iii) any corporation the president, chief executive officer, or chairman of the Board of which is a Foreigner, or of which more than a minority of its Directors necessary to constitute a quorum are Foreigners; (iv) any corporation organized under the laws of any foreign government; (v) any corporation of which a majority of its shares are owned beneficially or of record, or may be voted by, Foreigners, or which by any other means whatsoever is controlled by or in which control is permitted to be exercised by Foreigners; (vi) any partnership or association which is controlled by Foreigners; (vii) any corporation of which a 25% or greater interest is owned beneficially or of record by Foreigners and which may be deemed to "control" the Corporation (the Board being authorized to determine reasonably the meaning of "control" for this purpose); (viii) any other person deemed by the Board to be a Foreigner as to the United States or the Corporation (or any Subsidiary) or otherwise not possessing prescribed qualifications to be a holder of outstanding shares of the Corporation in accordance with the policy set forth in subparagraph 1(a); or (ix) any person who acts as representative of or fiduciary for any person described in clauses (i) through (viii) above.

            (h) "PERMITTED PERCENTAGE" shall mean the lesser of the following percentages of the outstanding shares of any class of the Corporation: (i) so long as the Corporation (or any Subsidiary or Controlled Person) operates vessels in the United States coastwise, intercoastal, or noncontiguous domestic trade, 25%; and (ii) so long as the Corporation (or any Subsidiary or Controlled Person) shall have a license or franchise from a governmental agency to conduct its business which is conditioned upon some of the holders of shares of the Corporation possessing prescribed qualifications, the percentage prescribed by law to possess or operate under such license or franchise; except that the Board may reduce the lesser of the foregoing percentages by not more than 2-1/2% in the event that the Board determines that a reasonable margin in the amount of such reduction is desirable, in which case Permitted Percentage shall mean the lesser of such percentages reduced by such margin.

            (i) "REDEMPTION SECURITIES" shall mean interest bearing promissory notes of the Corporation with a maturity of not more than 10 years from the date of issue and bearing

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interest at a rate, and having other terms, designed to ensure that the value of the promissory note at the date of issue is equivalent to the redemption price.

            (j) "SUBSIDIARY" shall mean any corporation more than 50% of the outstanding shares of which are owned by the Corporation or by any Subsidiary of the Corporation.

            (k) "TRADING DAY" shall mean a Business Day or, if the Common Stock is listed or admitted to trading on any national securities exchange or NASDAQ, a day on which such exchange or market is open for the transaction of business.

            (l) "UNITED STATES MARITIME COMPANY" means any corporation or other entity which, directly or indirectly, (i) owns or operates vessels in the United States coastwise trade, intercoastal trade, or non-contiguous domestic trade,
(ii) owns, charters, sub-charters, or leases any vessel the costs of construction, renovation, or reconstruction of which have been financed, in whole or in part, by obligations insured or guaranteed under Title XI of the Merchant Marine Act of 1936, as amended, (iii) conducts any activity, takes any action, or receives any benefit that would be adversely affected under any provision of the United States maritime, shipping, or vessel documentation laws because of the ownership by Foreigners of its shares, or (iv) maintains a Capital Construction Fund under the provisions of Section 807 of the Merchant Marine Act of 1936, as amended.

NINTH: The Corporation reserves the right to amend, alter, change, or repeal any provision contained in these Second Amended and Restated Articles of Incorporation of the Corporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon shareholders, directors and officers are granted subject to this reservation. These Second Amended and Restated Articles of Incorporation take the place of and supersede the existing Amended and Restated Articles of Incorporation as heretofore amended.

TENTH: Section 1701.831 of the Ohio Revised Code, which relates to control share acquisitions, shall not apply to control share acquisitions of the Corporation. Additionally, Chapter 1704 of the Ohio Revised Code, which relates to interested shareholder transactions, shall not apply to the Corporation.

ELEVENTH: Except as may be expressly provided in any series of Preferred Stock, no holder of any shares of Capital Stock shall have any preemptive right to acquire any shares of unissued Capital Stock of any class or series, now or hereafter authorized, or any treasury shares or securities convertible into such shares or carrying a right to subscribe to or acquire such shares of Capital Stock.

TWELFTH: Any and every statute of the State of Ohio hereafter enacted, (1) whereby the rights, powers or privileges of corporations or of the shareholders of corporations organized under the laws of the State of Ohio are increased or diminished or in any way affected, or (2) whereby effect is given to the action taken by any number, less than all, of the shareholders of any such corporation, or (3) whereby the authority of the Directors to adopt amendments to the articles of incorporation without shareholder approval shall be expanded, will apply to the Corporation and will be binding not only upon the corporation but upon every shareholder of the

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Corporation to the same extent as if such statute had been in force at the date of filing these Second Amended and Restated Articles of Incorporation in the office of the Secretary of State of Ohio.

THIRTEENTH: The Corporation shall be prohibited from issuing nonvoting equity securities to the extent, and only to the extent, required by Section 1123(a)(6) of the United States Bankruptcy Reform Act of 1978, as codified in Title 11 of the United States Code, 11 U.S.C. Sections 101-1330, as in effect on the date hereof.

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